UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the Securities Exchange At of 1934


                Date of report (Date of earliest event reported):
                                  June 30, 2005

                      NORTH ATLANTIC HOLDING COMPANY, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

            333-115587                               20-0709285
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      (Commission File Number)              (IRS Employer Identification No.)

            257 Park Avenue South
              New York, New York                        10010-7304
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      (Address of Principal Executive Offices)          (Zip Code)

                                 (212) 253-8185
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              (Registrant's Telephone Number, Including Area Code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

           On June 30, 2005, the registrant's indirect wholly-owned subsidiary National Tobacco Company, L.P. (the "Company") entered into a Resignation and Release Agreement (the "Resignation Agreement") with Robert A. Milliken, Jr. in connection with Mr. Milliken's resignation of employment with the Company and the registrant's indirect wholly-owned subsidiary North Atlantic Operating Company, Inc. ("NAOC") on June 8, 2005 (the "Resignation Date"). The Resignation Agreement became effective on July 7, 2005 (the "Effective Date") and supercedes Mr. Milliken's employment agreement with the Company dated March 28, 2002 (the "Employment Agreement"). The Resignation Agreement provides for Mr. Milliken to
(1) continue to be carried on the Company's health insurance plan for a period of twelve months following the Resignation Date, (2) purchase the vehicle and home computer, and keep the cellular phone (but not the related service), assigned to Mr. Milliken as of the Resignation Date, (3) receive $56,538.48, provided that Mr. Milliken cooperates, to the Company's satisfaction, in the transition of his responsibilities, duties and authority to his successor, such amount to be disbursed in installments concurrent with the Company's normal payroll cycle commencing on the Resignation Date and continuing for two months thereafter (the "Transition Period") (the payments and benefits described in the foregoing clauses (1) through (3), collectively, the "Severance Benefit"), (4) receive any accrued, unused vacation benefits to which Mr. Milliken is entitled as of the Resignation Date, (5) retain all rights pertaining to the 5,937 vested stock options that he had as of the Resignation Date, such options to remain vested subject to the terms of the stock option agreement, and (6) receive $367,500.00, consistent with the Employment Agreement, to be disbursed in installments concurrent with the Company's normal payroll cycle during the twelve month period immediately following the end of the Transition Period.

           In consideration of the Severance Benefit, Mr. Milliken has released any and all claims which he has or may have against the Company and its affiliates and certain other related parties (collectively, the "Released Parties"), including claims arising from or during Milliken's employment with the Company. Further, the Resignation Agreement contains covenants on the part of Mr. Milliken regarding (1) non-disclosure of the existence and terms and conditions of the Resignation Agreement, and any discussions or other information relating thereto, and of confidential information relating to the Released Parties, (2) non-disparagement of the reputation of any Released Party and (3) non-competition with the Company for 14 months following the Effective Date.

           The foregoing summary of certain terms of the Resignation Agreement is qualified in its entirety by the complete text of the Resignation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02      Termination of a Material Definitive Agreement.

           As described in Item 1.01 above, effective July 7, 2005, Robert A. Milliken, Jr.'s Employment Agreement with the Company dated March 28, 2002 was terminated and was superceded by the Resignation Agreement. The Employment Agreement provided for Mr. Milliken to receive a base annual salary of $350,000, plus a bonus in accordance with the North Atlantic Trading Company, Inc. 1999 Management Bonus Plan, and provided for a rolling twelve month term, such that


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
in the event of termination of Mr. Milliken's employment by the Company without cause, Mr. Milliken would be entitled to receive his then current annual salary, plus an amount equal to his bonus in the prior year. The Employment Agreement also provided for club membership dues and disability insurance, use of a company car, as well as a stock option to purchase 10,000 shares of the common stock of the registrant at an exercise price of $62.00 per share.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

           As described in Item 1.01 above, and as previously announced in the registrant's Current Report on Form 8-K filed on June 14, 2005 with the Securities and Exchange Commission, on June 8, 2005, Robert A. Milliken, Jr. resigned as President and Chief Operating Officer of the Company and NAOC.

Item 9.01   Financial Statement and Exhibits.

(c) Exhibits.

         10.1 Resignation and Release Agreement, effective July 7, 2005, between National Tobacco Company, L.P. and Robert A. Milliken, Jr.







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
                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            NORTH ATLANTIC HOLDING COMPANY, INC.


                                            By:    /s/ Douglas P. Rosefsky
                                                   -----------------------------
                                            Name:  Douglas P. Rosefsky
                                            Title: President

Date: July 7, 2005










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
                                  EXHIBIT INDEX

          No.       Description
          ---       -----------

         10.1 Resignation and Release Agreement, effective July 7, 2005, between National Tobacco Company, L.P. and Robert A. Milliken, Jr.









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